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                                                                       EXHIBIT 1



                    ITEM 13 OF ANNUAL REPORT ON FORM 10-K OF
                S/M REAL ESTATE FUND VII, LTD. FOR THE YEAR ENDED
                                DECEMBER 31, 1997

ITEM 13.          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         (a) For the years ended December 31, 1997, 1996 and 1995, the General Partners or their affiliates were reimbursed for Partnership administrative and operating expenses, excluding property management fees, in the amounts of $1,262, $7,132 and $8,024, respectively.

                  On January 1, 1990, Murray Management Corporation subcontracted with Anterra Management Corporation to provide certain administrative and management services with respect to the Partnership and its Properties. Anterra Management Corporation is a real estate related service company formed by former executive officers of Murray and its affiliates, and earned property management fees of $52,420, $55,489 and $65,378 for the years ended December 31, 1997, 1996 and 1995, respectively.

                  Effective as of January 1, 1997, the Partnership began reimbursing certain expenses incurred by an unaffiliated third party service provider in servicing the Partnership to the extent permitted by the partnership agreement. In prior years, affiliates of SM7 Apartment Investors Inc. had voluntarily absorbed these expenses.

         (b)      None.

         (c)      No management person is indebted to the Partnership.

         (d)      Not applicable.





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